(m)(2)(i)

AMENDED AND RESTATED SCHEDULE A

with respect to the

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

ING MUTUAL FUNDS

CLASS A SHARES

Fund	Maximum Combined Service and Distribution Fees
(as a percentage of average daily net assets)
ING Asia-Pacific Real Estate Fund	0.25%

ING Disciplined International SmallCap Fund	0.25%

ING Diversified International Fund	0.25%

ING Emerging Countries Fund	0.35%

ING Emerging Markets Fixed Income Fund	0.25%

ING European Real Estate Fund	0.25%

ING Foreign Fund	0.25%

ING Global Bond Fund	0.25%

ING Global Equity Dividend Fund	0.25%

ING Global Value Choice Fund[1]	0.25%

ING Greater China Fund	0.25%

ING Index Plus International Equity Fund	0.25%

ING International Capital Appreciation Fund	0.25%

ING International Equity Dividend Fund	0.25%

ING International Real Estate Fund	0.25%

ING International SmallCap Multi-Manager Fund	0.35%

ING International Value Choice Fund	0.25%

ING International Value Opportunities Fund	0.25%

Date last amended: October 24, 2008

[1]	ING Global Value Choice Fund Service Fee change effective January 2, 2008.